Exhibit 99.1

ISBA Announces 2012 Earnings

Mt. Pleasant, Michigan, February 8, 2013 - Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s net income for 2012 was $12.21 million, a 19.55% increase over the prior year. This increase was primarily the result of the strategic restructuring of certain investment securities and borrowings in the first quarter of 2012, and a significant increase in the gain on the sale of long term fixed rate residential mortgages on the secondary market.

On December 31, 2012, the Corporation’s total assets were $1.43 billion, and assets under management—which included loans sold and serviced, and assets managed by the Corporation’s Investment and Trust Services Department of $622.73 million—were $2.05 billion.

The Corporation’s loan quality remains sound as evidenced by its low percentage of loans classified as “nonperforming.” As of December 31, 2012, the ratio of “nonperforming” loans to total loans for the Corporation was 1.00%. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 2.48% as of September 30, 2012 (peer group ratios are not yet available for December 31, 2012). In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 14.48% at December 31, 2012 is considered to be exceptionally sound when compared to the 8.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

The Corporation paid total cash dividends of $0.80 per share in 2012, which represents a 5.26% increase when compared to the total cash dividends paid per share in 2011. Based on the Corporation’s average stock price of $22.69 for the month of December 2012, the annualized cash dividend yield was 3.53%.

For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s Form 10-Q for the quarter ended September 30, 2012 and annual report on Form 10-K for the year ended December 31, 2012, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.